                                                                    Exhibit 99.1

                         GEO SPECIALTY CHEMICALS, INC.
                               AND SUBSIDIARIES
                                Cleveland, Ohio

                       CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 2000 and 1999

                         GEO SPECIALTY CHEMICALS, INC.
                               AND SUBSIDIARIES
                                Cleveland, Ohio

                       CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 2000 and 1999


                                   CONTENTS

REPORT OF INDEPENDENT AUDITORS.........................................   F-1

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS..........................................   F-2

  CONSOLIDATED STATEMENTS OF OPERATIONS................................   F-3

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY......................   F-4

  CONSOLIDATED STATEMENTS OF CASH FLOWS................................   F-5

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................   F-7

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
GEO Specialty Chemicals, Inc. and Subsidiaries
Cleveland, Ohio


We have audited the accompanying consolidated balance sheets of GEO Specialty Chemicals, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2000 and 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of GEO Specialty Chemicals, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



                                    Crowe, Chizek and Company LLP
Oak Brook, Illinois
March 1, 2001

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands except share data)

--------------------------------------------------------------------------------

                                                                             December 31,
                                                                         --------------------
                                                                           2000       1999
                                                                         --------   --------
ASSETS
Current assets
 Cash and cash equivalents                                               $  7,930   $  4,696
 Trade accounts receivable, net of allowance for doubtful accounts
  of $425 in 2000 and $249 in 1999                                         26,957     26,896
 Other accounts receivables                                                 1,427      1,619
 Inventory                                                                 18,213     23,788
 Prepaid expenses and other current assets                                    975        553
 Deferred taxes                                                             1,064        814
                                                                         --------   --------
   Total current assets                                                    56,566     58,366

Property and equipment, net                                                94,337     96,628

Other assets
 Intangible assets, net                                                     5,329      6,099
 Goodwill, net                                                             33,527     36,515
 Other accounts receivable                                                    120        334
 Other                                                                        155        224
                                                                         --------   --------
                                                                           39,131     43,172
                                                                         --------   --------

                                                                         $190,034   $198,166
                                                                         ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable                                                        $ 13,072   $ 14,085
 Other accounts payable                                                       272      2,386
 Income taxes payable                                                       2,208        604
 Accrued expenses and other current liabilities                             9,551      8,927
                                                                         --------   --------
   Total current liabilities                                               25,103     26,002

 Revolving line-of-credit                                                  10,000     23,000
 Senior subordinated notes                                                120,000    120,000
 Other long-term liabilities                                                5,091      4,621
 Other accounts payable                                                       337        592
 Deferred taxes                                                             3,317      1,646
                                                                         --------   --------
                                                                          138,745    149,859
Shareholders' equity
 Class A voting common stock, $1 par value, 1,035 shares authorized;
  136 shares issued and outstanding at  December 31, 2000 and 1999              -          -
 Class B nonvoting common stock, $1 par value, 215 shares authorized;
  0 shares issued and outstanding at December 31, 2000 and 1999                 -          -
 Additional paid-in capital                                                20,901     20,901
 Retained earnings                                                          7,104      2,020
 Accumulated other comprehensive loss                                      (1,819)      (616)
                                                                         --------   --------
                                                                           26,186     22,305
                                                                         --------   --------

                                                                         $190,034   $198,166
                                                                         ========   ========

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)
--------------------------------------------------------------------------------

                                                   2000       1999       1998
                                                 --------   --------   --------
Net sales                                        $188,216   $147,080   $126,560

Cost of sales                                     138,952    112,669    101,638
                                                 --------   --------   --------

Gross profit                                       49,264     34,411     24,922

Selling, general, and administrative expenses      24,542     18,906     14,092
                                                 --------   --------   --------

Income from operations                             24,722     15,505     10,830

Other expense
  Net interest expense                            (14,806)   (13,376)    (9,097)
  Other                                            (1,348)       (27)      (118)
                                                 --------   --------   --------
                                                  (16,154)   (13,403)    (9,215)

Income before taxes and extraordinary item          8,568      2,102      1,615

Provision for income taxes                          3,484      1,023        667
                                                 --------   --------   --------

Income before extraordinary item                    5,084      1,079        948

Extraordinary loss on early
 extinguishment of debt, net of tax                     -          -     (1,496)
                                                 --------   --------   --------

Net income (loss)                                $  5,084   $  1,079   $   (548)
                                                 ========   ========   ========

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (In thousands except for share data information)

--------------------------------------------------------------------------------

                            Number   Number                          Accumulated
                              of       of                               Other                Compre-
                            Class A  Class B  Additional               Compre-               hensive
                            Common   Common    Paid-In    Retained     hensive                Income
                            Shares   Shares    Capital    Earnings       Loss       Total     (Loss)
                            -------  -------  ----------  ---------  ------------  --------  --------
Balance January 1,
  1998                          104        -  $   14,901  $  1,489   $         -   $16,390   $     -

Stock issued                     32        -       6,000         -             -     6,000         -

Net loss                          -        -           -      (548)            -      (548)     (548)
                            -------  -------  ----------  --------   -----------   -------   -------
    Total compre-
      hensive loss                                                                           $  (548)
                                                                                             =======

Balance December 31,
  1998                          136        -      20,901       941             -    21,842

Compre-
  hensive income
  Translation
    adjustment                    -        -           -         -          (616)     (616)  $  (616)

    Net income                    -        -           -     1,079             -     1,079     1,079
                            -------  -------  ----------  --------   -----------   -------   -------

        Total compre-
          hensive income                                                                     $   463
                                                                                             =======

Balance December 31,
  1999                          136        -      20,901     2,020          (616)   22,305

Comprehensive
  income
    Translation
      adjustment                  -        -           -         -        (1,203)   (1,203)  $(1,203)

    Net income                    -        -           -     5,084             -     5,084     5,084
                            -------  -------  ----------  --------   -----------   -------   -------

        Total compre-
          hensive income                                                                     $ 3,881
                                                                                             =======

Balance December 31,
  2000                          136        -  $   20,901  $  7,104   $    (1,819)  $26,186
                            =======  =======  ==========  ========   ===========   =======

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                GEO SPECIALTY CHEMICALS, INC, AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

--------------------------------------------------------------------------------

                                                                   2000       1999       1998
                                                                 --------   --------   --------
Cash flows from operating activities
 Net income (loss)                                               $  5,084   $  1,079   $   (548)
 Adjustments to reconcile net income
  (loss) to net cash from operating activities
   Depreciation, depletion, and amortization                       14,781     11,315      7,905
   Extraordinary loss on early extinguishment
    of debt                                                             -          -      2,266
   Deferred income tax expense (benefit)                            1,260        372         (6)
   Change in assets and liabilities net of effects
     from acquisitions
     Accounts receivable - trade                                     (221)    (7,414)    (1,241)
     Other accounts receivable                                        400       (142)      (356)
     Inventories                                                    4,507     (4,205)       670
     Prepaid expenses and other assets                               (263)       377       (197)
     Accounts payable and accrued expenses                          1,442      9,003      1,344
     Other accounts payable and other liabilities                  (1,239)     1,223       (231)
                                                                 --------   --------   --------
       Net cash from operating activities                          25,751     11,608      9,606

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property, plant, and equipment                       (9,443)    (6,223)    (6,755)
 Acquisition of TRIMET business from
  Mallinckrodt Inc., net of assumed liabilities                         -       (184)   (61,106)
 Acquisition of gallium business from Rhodia Chimie,
  S.A., net of assumed liabilities                                      -    (23,041)         -
                                                                 --------   --------   --------
   Net cash from investing activities                              (9,443)   (29,448)   (67,861)

CASH FLOWS FROM FINANCING ACTIVITIES
 Revolving line of credit payments, net                                 -          -     (3,640)
 Borrowings from long-term line of credit                           7,500     25,500          -
 Payments made on long-term line of credit                        (20,500)    (2,500)         -
 Proceeds from issuance of subordinated notes                           -          -    120,000
 Payments made on long-term borrowing                                   -       (760)   (57,975)
 Proceeds from stock issuance                                           -          -      6,000
 Payment of deferred financing costs                                    -       (557)    (5,181)
                                                                 --------   --------   --------
   Net cash from financing activities                             (13,000)    21,683     59,204
                                                                 --------   --------   --------

Effect of exchange rates changes on cash and cash equivalents         (74)      (792)         -
                                                                 --------   --------   --------

Net change in cash and cash equivalents                             3,234      3,051        949

Cash and cash equivalents at beginning of year                      4,696      1,645        696
                                                                 --------   --------   --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                         $  7,930   $  4,696   $  1,645
                                                                 ========   ========   ========

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC, AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

--------------------------------------------------------------------------------

                                                       2000     1999       1998
                                                     -------  --------   --------
Supplemental disclosures of cash flow information
 Cash paid (refunded) for
   Interest                                          $14,266  $ 12,778   $  4,346
   Taxes                                                 600      (298)       440

 In conjunction with the
  acquisition of TRIMET from
  Mallinckrodt Inc., liabilities
  were assumed as follows:
   Fair value of assets acquired                           -         -     62,393
   Cash paid                                               -         -    (61,106)
                                                     -------  --------   --------

    Liabilities assumed                                    -         -      1,287

 In conjunction with the
  acquisition of the gallium business from
  Rhodia Chimie, S.A., liabilities
  were assumed as follows:
   Fair value of assets acquired                           -    24,370          -
   Cash paid                                               -   (23,041)         -
   Due to Rhodia Chimie, S.A.                              -      (304)         -
                                                     -------  --------   --------

    Liabilities assumed                                    -     1,025          -

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                GEO SPECIALITY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: GEO Specialty Chemicals, Inc. (the Company) was incorporated
-------------------
in the state of Ohio for the purpose of owning and operating specialty chemical businesses. The Company's manufacturing process produces a variety of specialty chemical products for use in various major chemical markets. The Company produces more than 300 products. These products are used primarily in the construction, paper, water treating, electronic, and oil field industries. The Company sells these products to customers located throughout the United States and in foreign markets.

The Company operates in an environment with many financial and operating risks, including, but not limited to, intense competition, fluctuations in cost and supply of raw materials, technological changes, and environmental matters. As discussed in Notes 7 and 8, the Company has a high level of indebtedness, which creates liquidity and debt service risks.

Principles of Consolidation: The accompanying consolidated financial statements
---------------------------
include the accounts of GEO and its wholly-owned subsidiaries, GEO Specialty Chemicals Ltd., GEO Holdings (Europe) SARL, GEO Gallium S.A., and Ingal Stade GmbH. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition: Revenues are recognized upon transfer of the goods to the
-------------------
customer.

Use of Estimates in the Preparation of Financial Statements: The preparation of
-----------------------------------------------------------
financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reclamation reserves and mineral reserves are particularly subject to change.

Cash and Cash Equivalents: Cash and cash equivalents include cash, time
-------------------------
deposits, and highly liquid investments with original maturities of three months or less.

Fair Value of Financial Instruments: The Company's financial instruments are
-----------------------------------
comprised of cash, trade accounts receivable, other accounts receivable, accounts payable, other accounts payable, other current liabilities, long-term debt, revolving line of credit, and other long-term liabilities. The carrying value of all instruments except long-term debt approximates fair value. The fair value of the Company's senior subordinated notes, as of December 31, 2000 and 1999, based upon quoted market values, is approximately $102,000 and $111,000, respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALITY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
 (Continued)

Property and Equipment: Property and equipment are depreciated on a straight-
----------------------
line method. Mineral reserves are depleted on a units-of-production basis. Property and equipment are being depreciated using the following estimated lives:

                                           Asset Lives in Years
                                           --------------------

          Land improvements                         20
          Buildings                                 40
          Machinery and equipment                   12
          Office furniture and fixtures             10
          Computer equipment                         6
          Vehicles                                   6

Inventories: Inventories are stated at the lower of cost or market, with cost
-----------
being determined on a first-in, first-out (FIFO) basis.

Income Taxes: The provision for income taxes is based on income recognized for
------------
financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The Company files a United States federal income tax return. Certain subsidiaries that are consolidated for financial reporting are not eligible to be included in the United States federal income tax return, and separate provisions for income taxes have been determined for these entities. The Company accounts for its income taxes based on the amount of taxes due on its tax returns plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The Company also recognizes the deferred tax asset for the benefit of operating loss carryforwards.

Intangible Assets: Intangible assets, which consist principally of deferred
-----------------
financing costs, are amortized on a straight-line basis over the term of the respective financing agreements.

Goodwill: Goodwill is amortized on a straight-line basis over 15 years. The
--------
Company periodically assesses whether a change in circumstances has occurred subsequent to an acquisition, which would indicate whether the future useful life of an asset should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of goodwill.

Foreign Currency Translation: The Company's foreign subsidiaries use the French
----------------------------
franc as their functional currency. Assets and liabilities of the foreign subsidiaries are translated at exchange rates in effect at the balance sheet date and revenues and expenses are translated at average rates prevailing during the period. Translation adjustments are included in accumulated other comprehensive income, a separate component of shareholders' equity. Transaction gains and
--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALITY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (Continued)

losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statement of operations. Transaction gains and losses were immaterial for the years ended December 31, 1999 and 1998. Transaction losses for the year ended December 31, 2000 were $1,104 and are included in other expense on the consolidated statement of operations. The company is currently in the process of re-evaluating its functional currency of certain foreign subsidiaries.

Environmental Expenditures: The Company accrues for environmental expenses
--------------------------
resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

Accounting Standards: In June 1998, the Financial Accounting Standards Board
--------------------
issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt FAS 133 for fiscal years beginning after June 15, 2000. Thus, the Company will need to adopt FAS 133 as of January 1, 2001. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 on January 1, 2001 had no material impact on the Company's financial position or results of operations.


NOTE 2 - ACQUISITIONS

On September 8, 1999, the Company purchased from Rhodia Chimie, S.A., the former chemical unit of the French multinational corporation Rhone-Poulenc, all the outstanding shares of its wholly-owned French subsidiary. This subsidiary owns both the French operating assets of the gallium purification business and the outstanding stock of a German corporation that carries on a gallium extraction operation in Stade, Germany. These products are sold to customers worldwide. The purchase price of $23,345 was allocated as follows:

    Current asset                                $10,868
    Property and equipment                         6,270
    Other assets                                     936
    Liabilities                                   (1,025)
                                                 -------
       Net assets acquired                        17,049
    Excess of cost over fair value                 6,296
                                                 -------

       Purchase price                            $23,345
                                                 =======

As part of the acquisition, the Company was also granted a three-year option to acquire a currently dormant gallium extraction facility near Pinjarra, Australia for approximately $1,600.

On July 31, 1998, pursuant to an acquisition agreement dated June 29, 1998, the Company purchased substantially all of the assets of TRIMET Technical Products, a Division of Mallinckrodt Inc. (TRIMET) from Mallinckrodt Inc. and its affiliates. The TRIMET business produces specialty chemicals used primarily in the coatings industry by customers located in the United States and Europe. The contractual purchase price was $60,000, adjusted by $1,106 to reflect TRIMET's actual working capital amount at closing.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALITY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------


NOTE 2 - ACQUISITIONS (Continued)

A summary of the assets acquired and liabilities assumed is as follows:

  Current assets                                                 $ 5,975
  Property and equipment                                          24,497
  Other assets                                                       200
  Current liabilities                                             (1,287)
                                                                 -------
     Net assets acquired                                          29,385
  Excess of cost over fair value of assets acquired               31,721
                                                                 -------

     Purchase price                                              $61,106
                                                                 =======

Concurrently with the acquisition of TRIMET, the Company refinanced its debt structure. The purchase price of TRIMET and refinancing of the Company's debt was funded through the offering of $120,000, 10 1/8% Senior Subordinated Notes due 2008, and an equity contribution of $6,000 from the Company's shareholders.


NOTE 3 - INVENTORY

Inventory consists of the following components:

                                               December 31,
                                               ------------
                                              2000      1999
                                              ----      ----

  Raw materials                              $ 6,223  $12,633
  Work in progress                             3,696    2,688
  Finished goods                               8,294    8,467
                                             -------  -------

                                             $18,213  $23,788
                                             =======  =======

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALITY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------


NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following major classifications:

                                                December 31,
                                                ------------
                                              2000       1999
                                              ----       ----

  Land                                      $  4,892   $  4,892
  Mineral reserves                             2,136      2,136
  Building and improvements                   18,494     17,850
  Equipment                                   91,948     85,128
  Construction in progress                     6,041      4,491
                                            --------   --------
                                             123,511    114,497
  Accumulated depreciation and depletion     (29,174)   (17,869)
                                            --------   --------

                                            $ 94,337   $ 96,628
                                            ========   ========


NOTE 5 - INTANGIBLE ASSETS AND GOODWILL

Costs incurred in obtaining financing have been deferred and are being amortized on a straight-line basis over the terms of the related credit agreements. Accumulated amortization of deferred financing costs was $1,639 and $928 at December 31, 2000 and 1999, respectively. Amortization expense related to deferred financing costs of $711, $662, and $658 is included in interest expense in the accompanying statements of operations for the years ended December 31, 2000, 1999, and 1998, respectively. The Company refinanced its bank credit and secured additional financing to purchase the assets of Henkel Corporation and TRIMET Technical Products as discussed in Notes 2 and 7. The 1998 refinancing replaced the Tranche A and Tranche B notes refinancing that occurred in March 1997. In 1998, the Company charged off the remaining $2,266, net of taxes of $770, of costs related to these two 1997 credit facilities. The charge incurred is included as an extraordinary loss in the accompanying statements of operations.

The excess purchase price of acquiring the fair value of net assets of Henkel Corporation and TRIMET Technical Products and the stock of the Gallium business from Rhodia Chimie, S.A. was recorded as goodwill and is being amortized on a straight-line basis over 15 years. Additionally, goodwill of $373 was recorded in relation to the Company's 79% change of ownership. Other intangibles acquired during these transactions are for registered patents related to the trade business and are being amortized over the life of the parents. Accumulated amortization at December 31, 2000 and 1999 amounted to $6,044 and $3,279, respectively, for the above items.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2000, 1999, and 1998
                                (in thousands)

--------------------------------------------------------------------------------

NOTE 5 - INTANGIBLE ASSETS AND GOODWILL (Continued)

In 2000 and 1999, other deferred costs include covenant not to compete costs and deferred land stripping costs. These costs are being amortized either on a units-of-production basis or on a straight-line basis over one to five years. Accumulated amortization of other deferred costs was $607 and $466 at December 31, 2000 and 1999, respectively.


NOTE 6 - OTHER ACCOUNTS RECEIVABLE AND OTHER ACCOUNTS PAYABLE

At December 31, 2000 and 1999, the Company held options to purchase, at a fixed price, a certain raw material from a vendor. Total payments made to the vendor for the purchase of options that were unexercised at December 31, 2000 and 1999 were $411 and $749, respectively, and are included in other accounts receivable in the accompanying balance sheets. When exercised, the option payments will be applied as a reduction of the fixed purchase price of the raw material.

In connection with the above, at December 31, 2000 and 1999, the Company had sold to a customer options of equal quantities and prices for the sale, at a fixed price, of a certain product. The product to be sold is made from the raw material that the Company purchases pursuant to the options discussed in the previous paragraph. Total payments received by the Company from the customer for options that were unexercised at December 31, 2000 and 1999, were $434 and $729, respectively, and are included in other accounts payable in the accompanying balance sheets. When the options are exercised by the customer, the purchase price of the options will be applied as a reduction of the sales price of the related product.


NOTE 7 - REVOLVING LINE OF CREDIT

On March 25, 1997, the Company purchased certain assets and assumed curtain liabilities of the Paper Chemicals and Construction and Processing Chemicals Businesses of Henkel Corporation and Henkel Canada Limited (collectively, Henkel). In connection with the transaction, the Company entered into a $15 million revolving line of credit agreement that subsequently was amended with the purchase of TRIMET on July 31, 1998 to increase the amount available to $25,000, expiring on July 31, 2003. In connection with the September 8, 1999 transaction discussed in Note 2, the agreement was amended to increase the amount available from $25,000 to $45,000. The loan bears interest, at the Company's option, at either (a) 1.25% above the higher of (i) .5% in excess of the adjusted certificate of deposit rate, as defined in the agreement, or (ii) the prime lending rate or (b) 2.25% above the Eurodollar rate, as defined in the agreement. At December 31, 2000, the rate was 9.5%. The note is secured by virtually all of the Company's

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2000, 1999, and 1998
                                (in thousands)

--------------------------------------------------------------------------------

NOTE 7 - REVOLVING LINE OF CREDIT (Continued)

assets and is subject to affirmative and negative covenants as described in Note
8. The Company pays .5% for the amount of unused credit available during the year. At December 31, 2000 and 1999, the Company had outstanding borrowings of $10,000 and $23,000, respectively, under the agreement.


NOTE 8 - LONG-TERM DEBT

The Company's long-term debt obligation consists of a $120,000 Senior Subordinated Note with a fixed interest rate of 10.125%. The note is unsecured and subordinated to all existing and future senior debt. The principal balance is due August 1, 2008 with semi-annual interest payments beginning February 1, 1999. The Company may redeem the offered notes after August 1, 2003 at redemption prices set forth in the agreement.

The credit agreement requires the Company to meet certain affirmative and negative covenants, which include certain restrictions on future indebtedness, capital expenditures, and dividend payments, as well as meeting certain interest-coverage and leverage ratios. At December 31, 2000, the Company was in compliance with these financial covenants.


NOTE 9 - SUPPLY AND PURCHASE CONTRACTS

The Company has entered into two supply contract agreements with Henkel effective March 25, 1997. One agreement calls for the Company to supply products to Henkel on a cost basis at prices as indicated in the supply agreement. The Company has no obligation to sell or manufacture more than one hundred ten percent (110%) of the annual sales volume to Henkel in the previous year. The cost basis of the products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods and the Employment Cost Index, respectively. In general, the price to be paid by Henkel will, at a minimum, be equal to the raw material and overhead costs associated with the production. The Company sold $9.2 million, $8.8 million, and $10.3 million to Henkel during 2000, 1999 and 1998, respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2000, 1999, and 1998
                                (in thousands)

--------------------------------------------------------------------------------

NOTE 9 - SUPPLY AND PURCHASE CONTRACTS  (Continued)

The second agreement calls for the Company to purchase raw materials from Henkel at market prices and finished products that are manufactured by Henkel will be sold to the Company on a cost basis at prices as indicated in the supply agreement. Henkel has no obligation to sell or manufacture more than one hundred ten percent (110%) of the previous year's purchases by GEO. The cost basis of the finished products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods and the Employment Cost Index, respectively. In general, the prices paid by GEO were not in excess of current market prices. The Company purchased approximately $7.4 million, $9.6 million, and $9.8 million from Henkel during 2000, 1999, and 1998, respectively.

The agreements will remain in effect for a term of three to five years depending on the product. Upon termination of the initial contracts, both are renewable annually thereafter until written termination is provided one year in advance of either party's intent to terminate the agreement. The Company believes that the above transaction will not result in any losses.

The Company also has a supplier purchase agreement that requires the Company to purchase a minimum amount of raw material through December 2001. Prices are based on amounts agreed upon in the contract with adjustments for inflationary measures. The Company is required to purchase a minimum of approximately $2,500 in 2001. The Company believes that the above transaction will not result in any losses.


NOTE 10 - 401(k) PLAN AND DEFINED CONTRIBUTION PLAN

The Company sponsors a qualified 401(k) plan which covers all eligible employees except those who are members of the Cedartown, Georgia and Allentown, Pennsylvania plant unions (see Note 11) and employees of the Company's foreign subsidiaries. The Company also sponsors a qualified savings plan for the Allentown, Pennsylvania plant union employees. During 1999 and 1998, the Company sponsored a qualified 401(k) plan and a defined contribution money purchase plan. On January 1, 2000, the defined contribution money purchase plan was terminated and the funds in the plan were rolled over into the 401(k) plan.


--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2000, 1999, and 1998
                                (in thousands)

--------------------------------------------------------------------------------

NOTE 10 - 401(k) PLAN AND DEFINED CONTRIBUTION PLAN (Continued)

At December 31, 1999, under the terms of the 401(k) plan, all eligible employees can elect to defer up to 12% of their annual salary. In 1999 and 1998, the Company elected to match 50% of the employee's deferred contribution up to 6% of the employee's contribution. In 1999 and 1998, the Company could elect, on a discretionary basis, to contribute an additional amount to be distributed to plan participants as outlined in the plan document. The Company made no discretionary contributions in 1999 and 1998.

The 401(k) plan was amended, effective January 1, 2000, to include profit sharing features for the Company to make annual profit sharing contributions. The amendment also increased the Company's match contribution from 50% up to the first 6% of employee contributions to 100% up to the first 4% of employee contributions.

Under the terms of the savings plan for the Allentown, Pennsylvania plant union employees, eligible employees can elect to defer up to 10% of their annual after-tax salary. The Company's percentage match ranges from 50% of the first 4% of optional contributions to 50% of the first 6% of optional contributions based upon years of service. Total 401(k) and savings plan expense for the years ended December 31, 2000, 1999, and 1998 approximated $501, $357, and $322, respectively

Under the terms of the money purchase plan, the Company will contribute to the plan on behalf of each eligible participant an amount equal to 5% of the participant's qualifying compensation. The Company's contribution requirement for the years ended December 31, 2000, 1999, and 1998 was $0, $590, and $538, respectively. The plan was terminated on January 1, 2000 at which time all participants became 100% vested regardless of the period of employment with the Company. All funds in the plan were rolled over into the Company's existing 401(k) plan.


NOTE 11 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN

The Company has a defined benefit pension plan covering substantially all of its Cedartown, Georgia and Allentown, Pennsylvania union employees. The benefits are based on years of service through the date of retirement, multiplied by a predetermined amount payable in a monthly annuity for life, vested over a five-year period with reductions for early retirement. The Cedartown benefits are also reduced by the accrued benefit as of March 25, 1997 under the Henkel Corporation Consolidated Union Retirement Plan. The Company's funding policy is to contribute amounts sufficient to satisfy regulatory funding standards.

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2000, 1999, and 1998
                                (in thousands)

--------------------------------------------------------------------------------

NOTE 11 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN (Continued)

Information about the pension plans is as follows:

                                                                                   2000            1999
                                                                                  -----           -----
     Change in benefit obligation
        Benefit obligation at beginning of period                                 $ 440           $ 335
        Service cost                                                                139             166
        Interest cost                                                                28              18
        Actuarial (gain)/loss                                                        (4)            (77)
        Benefits paid                                                                (5)             (2)
        Other                                                                       146               -
                                                                                  -----           -----
          Benefit obligation at end of period                                       744             440

     Change in plan assets
        Fair value of plan assets at beginning of period                            278             102
        Actual return on plan asset                                                  23               4
        Employer contribution                                                        87             173
        Benefits paid                                                                (5)             (2)
                                                                                  -----           -----
        Fair value of plan assets at end of period                                  383             277
                                                                                  -----           -----

     Funded status                                                                 (361)           (163)
     Unrecognized net actuarial gain                                                (75)            (76)
     Unrecognized prior service cost                                                262             131
                                                                                  -----           -----

        Accrued benefit cost                                                      $(174)          $(108)
                                                                                  =====           =====

The components of pension expense and related actuarial assumptions and methods were as follows:

                                                                             2000            1999            1998
                                                                            -----           -----           -----
     Service cost                                                           $ 139           $ 166           $ 116
     Interest cost                                                             28              18              15
     Expected return on plan asset                                            (29)            (12)             (4)
     Amortization of transition (asset) obligation                              -               -             (10)
     Amortization of prior service cost                                        15              15              15
                                                                            -----           -----           -----

        Net periodic benefit cost                                           $ 153           $ 187           $ 132
                                                                            =====           =====           =====

     Discount rate on benefit obligation                                     6.75%           6.50%           5.50%
     Long-term expected rate of return on plan assets                        8.00            8.00            8.00

     Rate of compensation increase                                            N/A             N/A             N/A
     Amortization method                                            Straight/line   Straight-line   Straight-line

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2000, 1999, and 1998
                                (in thousands)

--------------------------------------------------------------------------------


NOTE 11 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN (Continued)

The provisions of Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 31, 2000 and 1999, an additional liability of $436 and $243, respectively, which is included in accrued expenses and other current liabilities and an intangible asset of $262 and $135, respectively, are reflected in the accompanying consolidated balance sheets.


NOTE 12 - POSTRETIREMENT BENEFIT PLANS

The Company sponsors two postretirement benefit plans that cover substantially all union employees of the Cedartown, Georgia plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.

The Company also maintains two postretirement benefit plans that cover substantially all union employees of the Allentown, Pennsylvania plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.

Information about the Company's postretirement benefit plans is as follows:

                                                         2000      1999
                                                        -------   -------
     Change in benefit obligation
        Benefit obligation at beginning of period       $ 2,195   $ 1,911
        Service cost                                        158       140
        Interest cost                                       216       156
        Actuarial loss                                      260        22
        Benefits paid                                       (54)      (34)
        Other                                               141         -
                                                        -------   -------
          Benefit obligation at end of period             2,916     2,195

     Change in plan assets
        Employer contribution                                54        34
        Participant benefits paid                           (54)      (34)
                                                        -------   -------
          Fair value of plan assets at end of period          -         -

     Funded status                                       (2,916)   (2,336)
     Unrecognized net actuarial gain                        393       141
                                                        -------   -------

        Accrued benefit cost                            $(2,523)  $(2,195)
                                                        =======   =======

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)


--------------------------------------------------------------------------------

NOTE 12 - POSTRETIREMENT BENEFIT PLANS (Continued)

The components of postretirement health costs and related actuarial assumptions were as follows:

                                       2000   1999   1998
                                      ------ ------ ------
     Service cost                     $ 158  $ 140  $  57
     Interest cost                      216    156     89
     Recognized net actuarial loss      260     22     11
                                      -----  -----  -----

        Net periodic benefit cost     $ 634  $ 318  $ 157
                                      =====  =====  =====

For measurement purposes, a 7.25% and 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for the periods ended December 31, 2000 and 1999; respectively; the rate was assumed to decrease gradually to 4.75% in 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2000 and 1999 by $342 and $299, respectively, and the aggregate of the service and interest cost components of postretirement expense for the years then ended by $47 and $43, respectively. Decreasing the assumed health care cost trend rates by one percentage point in 2000 and 1999 would decrease the accumulated postretirement benefit by $288 and $252, respectively, and service and interest cost components on postretirement expense for the years then ended by $40 and $36, respectively.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 2000 and 1999.


NOTE 13 - LEASE COMMITMENTS

The Company has entered into numerous noncancelable operating lease agreements for various autos, trucks, railroad cars, land, and office facilities with lease terms expiring at various dates through the year 2005. Rent expense under these leases for the years ended December 31, 2000, 1999, and 1998 approximated $1,420, $1,034, and $863, respectively. Total minimum rentals under noncancelable operating leases as of December 31, 2000 over future years are:

               2001                          $1,205
               2002                             789
               2003                             255
               2004                             173
               2005                              38
                                             ------

                                             $2,460
                                             ======

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

------------------------------------------------------------------------------

NOTE 14 - INCOME TAXES

The income tax provision is comprised of the following:

                                                    2000      1999      1998
                                                   -------   -------   -------
     Current payable
        United States                              $     -   $     -   $   873
        Foreign                                      2,224       585         -
                                                   -------   -------   -------
                                                     2,224       585       873
     Benefit of net operating loss carryforward
        United States                               (1,380)   (2,237)   (7,994)
        Foreign                                          -         -         -
                                                   -------   -------   -------
                                                    (1,380)   (2,237)   (7,994)
     Deferred income taxes
        United States                                2,142     2,603     7,788
        Foreign                                        498        72         -
                                                   -------   -------   -------
                                                     2,640     2,675     7,788
                                                   -------   -------   -------

          Total                                    $ 3,484   $ 1,023   $   667
                                                   =======   =======   =======

The difference between the effective tax rate and the statutory rate is reconciled below:

                                                    2000       1999     1998
                                                   ------    ------    ------
     Tax provision at United States
      statutory rate of 34%                        $ 2,913   $   715       549
     Increase resulting from
        Permanent items and state taxes                219       136       118
        Effect of foreign operations                   352       172         -
                                                   -------   -------   -------

          Total                                    $ 3,484   $ 1,023   $   667
                                                   =======   =======   =======

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 14 - INCOME TAXES (Continued)

Significant components of the deferred tax assets and liabilities are as follows:

                                                            December 31,
                                                         ------------------
                                                          2000       1999
                                                         -------   -------
     Deferred tax liabilities
        Property, plant, and equipment                   $18,664   $16,885
        Other liabilities                                  1,247        51
                                                         -------   -------
                                                          19,911    16,936
     Deferred tax assets
        Net operating loss carryforwards                  13,326    12,007
        Postretirement benefit                             1,087       960
        Pond closure reserve                                 824       858
        Other assets                                       2,421     2,279
                                                         -------   -------
                                                          17,658    16,104
                                                         -------   -------

          Net deferred tax liability                     $(2,253)  $  (832)
                                                         =======   =======

Income tax carryforwards approximated and consisted of the following:

                                                            December 31,
                                                         -------------------
                                                           2000       1999
                                                         --------    -------
     Net operating loss carryforward                     $ 30,936    $27,867
                                                         ========    =======

     AMT credit carryforwards                            $    251    $   251
                                                         ========    =======

As of December 31, 2000, net operating loss carryforwards listed above expire as indicated below:

                   Year                                    Amount
                   ----                                   --------
                   2008                                   $   211
                   2009                                       974
                   2010                                       534
                   2011                                       954
                   2012                                     3,604
                   2018                                    13,710
                   2019                                     7,880
                   2020                                     3,069
                                                          -------

                                                          $30,936
                                                          =======

--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------

NOTE 15 - GEOGRAPHIC INFORMATION

The Company sells its products throughout the United States and in other foreign markets.

Following is financial information relating to geographic areas:

                                      Year Ended    Year Ended    Year Ended
                                      December 31,  December 31,  December 31,
                                         2000          1999          1998
                                       --------       --------     --------
     Revenues
       United States                   $149,921      $126,361      $121,246
       Other geographic areas            38,295        20,719         5,314
                                       --------      --------  ------------

         Total revenues                $188,216      $147,080      $126,560
                                       ========      ========  ============

                                               December 31,  December 31,
                                                  2000          1999
                                                  ----          ----
     Long-lived assets
       United States                            $117,378      $121,176
       Other geographic areas                     11,428        12,660
                                                --------      --------

       Total long-lived assets                  $128,806      $133,836
                                                ========      ========

       Net assets of European operations        $ 29,336      $ 21,329
                                                ========      ========

Long-lived assets are comprised of property, plant, and equipment; goodwill; intangible assets; and other long-term assets. No customers exceeded 10% of total Company sales in 2000, 1999, and 1998.


NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              First    Second    Third    Fourth
                                             Quarter   Quarter  Quarter  Quarter
                                             --------  -------  -------  --------
Quarter Ended 2000
------------------
  Net sales                                  $41,830   $46,578  $53,867  $45,941
  Gross profit                                 9,347    11,627   17,392   10,898
  Operating income                             3,835     5,715   10,641    4,531
  Income (loss) before income taxes             (151)    1,735    7,102     (118)
  Net income (loss)                             (130)    1,188    4,239     (213)

Quarter Ended 1999
------------------
  Net sales                                  $34,194   $36,352  $37,606  $38,928
  Gross profit                                 7,566     8,944    9,470    8,431
  Operating income                             3,160     4,011    4,714    3,620
  Income (loss) before income taxes               69       914    1,379     (260)
  Net income (loss)                                9       488      860     (278)


--------------------------------------------------------------------------------

                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998
                                (In thousands)

--------------------------------------------------------------------------------


NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)


During the third quarter of 2000, the Company had a significant sale of gallium products to a single buyer that resulted in a 75% gross profit on the transaction. The revenue generated from this sale was $6.4 million.


NOTE 17 - COMMITMENTS AND CONTINGENCIES

Group Health and Welfare Insurance:  Effective December 31, 1999, the Company
----------------------------------
terminated its full indemnity group health and welfare insurance coverage with its insurance provider and established a partially self-funded health and welfare insurance plan. Specific stop loss insurance limits the plan's liability on individual claims and on aggregate claims. Per employee, the stop loss for the plan is $75 annually. The minimum and maximum aggregate amounts that the plan will pay are approximately $2,100 and $2,400, respectively. These amounts include premiums to be paid for catastrophic health coverage, other employee benefits insurance coverages, and fees paid to a third party administrator of the plan. The expense recorded under this plan was $1,915 for the year ended December 31, 2000.

Contracts:  Pursuant to the terms of a shareholder's agreement and employment
---------
agreements with certain individuals who are partners in GEO Chemicals, Ltd.
(GCL) and members of the key management of the Company, the Company has the right and, in certain cases, the obligation to repurchase specified percentages of the stock held by GCL in the event of termination of employment of these individuals. The redemption prices are based on the higher of fair value or original cost. The agreement also obligates the Company to maintain disability insurance and specified levels of life insurance coverage on these individuals to fund any such redemption. The current life insurance coverage for these management members is $2,600.

In conjunction with the purchase of the Gallium business from Rhodia Chimie, SA, the Company has assumed a long-term contract for the supply of aluminate liquor from a vendor on whose property the German gallium extraction plant is located.

Litigation:  In the ordinary course of business, the Company is periodically
----------
named as a defendant in a variety of lawsuits. The Company believes that any suits or actions are without merit and that the ultimate liability, if any, resulting from them will not have a material adverse effect on its business financial condition or results of operations.

--------------------------------------------------------------------------------

                GEO Specialty Chemicals, Inc. and Subsidaries
                                  Schedule II
                       Valuation and Qualifying Accounts
           For the three years in the period ended December 31, 2000

      Column A                    Column B                            Column C             Column D         Column E
      --------                    --------                            --------             --------         --------
                                                                     Additions
                               Balance at the                                                            Balance at the
     Description              beginning of the     Charged to        Charged to                            end of the
     -----------                   Period       Costs and Expense  Other Accounts         Write offs         period
                                   ------       -----------------  --------------         ----------         ------
Allowance for
doubtful accounts:

Year Ended December 31,
                      2000                 249                226               -                 50                425

Year Ended December 31,
                      1999                 336                (67)              -                 20                249

Year Ended December 31,
                      1998                 186                114              60 (a)             24                336


Environmental Reserves:

Year Ended December 31,
                      2000               1,982                  -               -                 69              1,913

Year Ended December 31,
                      1999               2,052                  -              40 (a)            110              1,982

Year Ended December 31,
                      1998               3,355                  -               -              1,303              2,052

---------------
(a)  Amounts represent reserves acquired through acquisitions and revaluations.